First Quarter Fiscal Year 2015

Prepared Remarks    April 30, 2015
Jonathan Bush, Chairman & Chief Executive Officer
Kristi Matus, Executive Vice President, Chief Financial & Administrative Officer

About These Remarks
The following commentary is provided by management in conjunction with the first quarter fiscal year 2015 earnings press release issued by athenahealth, Inc. (“athenahealth” or “we”). These remarks represent management’s current views on our financial and operational performance and are provided to give investors and analysts more time to analyze and understand our performance in advance of the earnings conference call. These prepared remarks will not be read on the conference call. A complete reconciliation between generally accepted accounting principles (“GAAP”) and non-GAAP results, as well as a summary of supplemental metrics and definitions, is provided in the tables following these prepared remarks.

Earnings Conference Call Information
To participate in our live conference call and webcast, please dial 877-853-5645 (or 408-940-3868 for international calls) using conference code No. 10937994, or visit the Investors section of our web site at www.athenahealth.com. A replay will be available for one week following the conference call at 855-859-2056 (and 404-537-3406 for international calls) using conference code No. 10937994. A webcast replay will also be archived on our website.

Safe Harbor and Forward-Looking Statements
These remarks contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements reflecting management’s expectations for future financial and operational performance and operational expenditures, expected growth and penetration in major health care and technology markets, and business outlook, including the reaffirmed fiscal year 2015 guidance; statements regarding our research and development efforts, product offerings and enhancements, and upgrade plans and timelines; the benefits of and anticipated operational results from our service offerings and demands for and adoption of our service offerings; the further integration of our services and the resulting benefits; changes in the types of providers and health care entities we serve and the range of tasks we perform for clients; our sales, marketing and partnering activities and plans; introduction of new programs as part of our “More Disruption Please” effort and anticipated operational results from partners’ service offerings; the acceleration of our entry into the inpatient market through the integration of Razor Insights, LLC (“RazorInsights”) and use of webOMR technology assets, including the development of new product offerings, enhancement of existing functionalities, and integration with our EHR; client behavior and preferences, and implementation of services for new clients and deals; our market position and awareness among physicians; the potential for cross-sales among service offerings and sales involving multiple services; our implementation pipeline and expectations on new deals and network growth; the expansion of the number of users of our services; our plans and readiness in regard to ICD-10, Stage 2 of Meaningful Use, and value-based reimbursement programs; the interoperability of athenaNet®; changes in the industry, our positioning to lead such changes, and the extent of our experience to manage such changes for our clients; the creation of a sustainable market for health information exchange, an ecosystem of developers and third-party service providers, and a national health IT network; and statements found under our “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” section of these remarks. Forward-looking statements may often be identified with words such as “we expect,” “we anticipate,” “upcoming,” “plan,” “aim,” or similar indications of future expectations. These statements are neither promises nor guarantees, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: our fluctuating operating results; our variable sales and implementation cycles, which may result in fluctuations in our quarterly results; risks associated with the acquisition and integration of companies and new technologies, including those related to our ability to integrate the services, offerings, and technologies of Epocrates, RazorInsights, and webOMR and realize the expected benefits such as increased awareness among physicians and acceleration into new market segments; risks associated with our expectations regarding our ability to maintain profitability; the impact of increased sales and marketing and research and development expenditures, including whether increased expansion in revenues is attained, and impact on margins and profitability; changes in tax rates or exposure to additional tax liabilities; the highly competitive industry in which we operate and the relative immaturity of the market for our service offerings; and the evolving and complex governmental and regulatory compliance environment in which we and our clients operate. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in these remarks, whether as a result of new information, future events or circumstances, or otherwise. For additional disclosure regarding these and other risks faced by us, see the disclosures contained in our public filings with the Securities and Exchange Commission (“SEC”), available on the Investors section of our website at www.athenahealth.com and on the SEC’s website at www.sec.gov.

Use of Non-GAAP Financial Measures
These remarks contain non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included following these prepared remarks or can be found within our first quarter fiscal year 2015 earnings press release in the Investors section of our website at www.athenahealth.com.

Opening Remarks
We continue to make marked progress in building out a national health care internet that is always on, totally-reliable and results-focused. We added 2,299 providers and 735 receiver nodes onto the network in Q1 2015; grew our health system client network with the signing of Trinity Health; delivered over 98% Meaningful Use Stage 2 attestation success; and expanded our guarantee program to include value-based reimbursement. The acquisition of RazorInsights and the purchase of webOMR accelerated our entry into the inpatient market and provided additional evidence of our commitment to support the full continuum of care. Additionally, we expanded our geographic footprint with the grand opening of our Austin, Texas office in April 2015. Our new operations in San Francisco, Atlanta, and Austin are thriving with 50% of our new hires coming from these 3 new offices in Q1 2015.
Highlights from Q1 2015 include the following:

•	Grew consolidated revenue by 27% and athenahealth-branded revenue by 30% over Q1 2014

•
Grew net new active physicians on athenaCollector® (1,639 physicians added), athenaClinicals® (985 physicians added), and athenaCommunicator® (1,415 physicians added) in Q1 2015, compared to athenaCollector (1,805 physicians added), athenaClinicals (1,133 physicians added), and athenaCommunicator (2,514 physicians added) in Q1 2014

•	Grew athenaCollector physicians by 25%, athenaClinicals physicians by 46%, and athenaCommunicator physicians by 40% over Q1 2014, representing continued strong network growth in 2015

•	Signed Trinity Health, one of the nation’s leading and largest health systems, onto our suite of athenaOne® services

•
Signed our first RazorInsights deal under athenahealth ownership, our first athenaOne cross-sell deal into the existing RazorInsights client base, and our first bundled athenaOne and RazorInsights deal

•	Completed the implementation at University of Toledo Physicians (athenaOne) and brought two additional waves live at Ascension Health

•	Completed the acquisition of RazorInsights and the purchase of webOMR, cementing our entrance into the inpatient hospital market and advancing our vision of connecting across the care continuum

•	Opened our Austin, Texas office as part of our national growth strategy, increasing our foothold in major health care and technology markets

•	Exceeded our 95% Meaningful Use Stage 2 attestation goal with 98.2% of our participating athenaClinicals providers successfully attesting for Meaningful Use Stage 2 in 2014

•	Expanded our guarantee program beyond Meaningful Use and ICD-10 with the addition of Physician Quality Reporting System (“PQRS”) and Medicare Shared Savings Program (“MSSP”) guarantees

•	Launched patient-centered information exchange in conjunction with the CommonWell Health Alliance
Results Overview
athenahealth’s top line results for the first quarter of fiscal year (“FY”) 2015 reflect solid revenue growth:

•	Total revenue:

◦	$206.4 million in Q1 2015, representing 27% growth over $163.0 million in Q1 2014

▪	athenahealth-branded revenue was $192.1 million in Q1 2015, representing 30% growth over $148.2 million for Q1 2014

▪	Epocrates-branded revenue was $10.8 million, representing 2% growth over $10.6 million for Q1 2014

▪	Third-party tenant and other non-core revenue was $3.5 million, representing a 17% decline from $4.2 million for Q1 2014
Our bottom line results for Q1 2015, consistent with our growth strategy, demonstrate strong sales, marketing, and research and development investments, and a focus on operating efficiencies:

•	Non-GAAP Adjusted Gross Profit and Margin:

◦	$129.4 million, or 62.7% of total revenue, in Q1 2015, an increase of 33% over $97.4 million, or 59.8% of total revenue, in Q1 2014

•	GAAP selling and marketing expense:

◦	$53.4 million, or 25.9% of total revenue, in Q1 2015, an increase of 23% over $43.2 million, or 26.5% of total revenue, in Q1 2014

•	GAAP research and development expense:

◦	$23.7 million, or 11.5% of total revenue, in Q1 2015, an increase of 57% over $15.2 million, or 9.3% of total revenue, in Q1 2014

•	GAAP general and administrative expense:

◦	$36.2 million, or 17.5% of total revenue, in Q1 2015, an increase of 23% from $29.4 million, or 18.0% of total revenue, in Q1 2014

•	Non-GAAP Adjusted EBITDA:

◦	$35.7 million, or 17.3% of total revenue, in Q1 2015, an increase of 58% from $22.6 million, or 13.9% of total revenue, in Q1 2014

•	Non-GAAP Adjusted Operating Income:

◦	$16.3 million, or 7.9% of total revenue, in Q1 2015, an increase of 86% from $8.7 million, or 5.4% of total revenue, in Q1 2014

•	Non-GAAP Adjusted Net Income:

◦	$9.1 million, or $0.24 per diluted share, in Q1 2015, an increase of 109% from $4.4 million, or $0.12 per diluted share, in Q1 2014
We measure our performance based on a balanced scorecard model. We believe that this framework is an excellent report card for our performance for the current year and that it measures the key performance indicators required for long-term success. For 2015, we have developed a more streamlined and more heavily weighted scorecard focused on 8 key stability, performance, satisfaction and financial metrics. The table below shows the scorecard results for Q1 2015. For certain metrics (i.e., Client Days in Accounts Receivable), our goal is to improve our performance by effectively reducing the scorecard metrics results throughout the year. Please reference the last page of this document for definitions of our corporate scorecard metrics.

Q1 2015 Results

Stability (10% weight)
Voluntary Turnover	2.2%
Employee Engagement	(a)
Stability Results	115%

Performance (25% weight)
Client Days in Accounts Receivable (“DAR”)	41.1
Closed-Loop Order Rate	42.5%
Performance Results	97%

Satisfaction (20% weight)
Net Promoter Score	42.3
Satisfaction Results	96%

Financial (45% weight)
Bookings (b)	(b)
Total Revenue ($M)	$206.4
Non-GAAP Adjusted Operating Income ($M)	$16.3
Financial Results	130%

Total Results	113%

(a)	Employee Engagement survey result reported in Q2 and Q4 only.

(b)
Since the bookings metric contains highly sensitive data, we do not disclose all of the specific performance measures and targets, because we believe that such disclosure would result in serious competitive harm.

We believe that our underlying drivers of long-term success remain relatively strong as supported by the following metric results:

•	Voluntary Turnover of 2.2% in Q1 2015, versus our goal of 2.6%.

•
Client Days in Accounts Receivable of 41.1 days in Q1 2015, above our goal of 39.4 days, but in line with 41.1 days in Q1 2014. Client Days in Accounts Receivable continues to be impacted by credentialing-related activity resulting from strong provider growth within the base as well as new provider growth.

•	Closed-Loop Order Rate of 42.5% in Q1 2015, mostly in line with our goal of 43.2%.

•	Net Promoter Score of 42.3 in Q1 2015, versus goal of 44.0 but in line with 42.0 in Q4 2014 athenahealth’s client base continues to expand while client adoption of other services in the athenahealth service suite grows. As our client base expands outside the traditional ambulatory market, we believe that total active providers, or nodes, on our network will become a more appropriate metric to use in measuring our market share. During Q1 2015:

•	84% of all new athenaCollector deals included athenaClinicals, compared to 78% in Q1 2014

•
81% of all new athenaCollector deals included athenaClinicals and athenaCommunicator, compared to 75% in Q1 2014. Additionally, 81% of all new athenaOne deals sold during Q1 2015 also included athenaCoordinator® Core, compared to 75% in Q1 2014

•	42% of total athenaCollector physicians have adopted athenaClinicals, up from 36% in Q1 2014

•	71% of total athenaCollector physicians have adopted athenaCommunicator, up from 64% in Q1 2014

•	Net new physicians and providers added sequentially to the network were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 12/31/14	45,423	62,349	18,811	24,804	32,163	41,777
Net new additions	1,639	2,299	985	1,362	1,415	1,993
Ending balance as of 3/31/15	47,062	64,648	19,796	26,166	33,578	43,770
Sequential growth %	4%	4%	5%	5%	4%	5%

•	Net new physicians and providers added to the network since Q1 2014 were as follows:

	athenaCollector		athenaClinicals		athenaCommunicator
Active physicians and providers:	Physicians	Providers	Physicians	Providers	Physicians	Providers
Beginning balance as of 3/31/14	37,663	52,886	13,521	18,343	24,030	31,707
Net new additions	9,399	11,762	6,275	7,823	9,548	12,063
Ending balance as of 3/31/15	47,062	64,648	19,796	26,166	33,578	43,770
Y/Y growth %	25%	22%	46%	43%	40%	38%

•	735 athenaCoordinator receivers were added to the network, bringing our athenaCoordinator receiver base to 6,184 nodes
Revenue Discussion
Q1 2015 revenue was $206.4 million and grew by 27% (or $43.4 million) over Q1 2014. athenahealth-branded revenue for Q1 2015 was $192.1 million and grew by 30% (or $43.9 million) over Q1 2014.

	Q1 2015	Q1 2014	Y/Y Growth%
athenahealth-branded	$192.1	$148.2	30%
Epocrates-branded	$10.8	$10.6	2%
Third-party tenant and other non-core	$3.5	$4.2	(17)%
Consolidated Revenue	$206.4	$163.0	27%
In terms of trends in our recurring revenue base, same-store analysis of claims created—a proxy for physician office utilization—indicates that physician office activity in Q1 2015 increased slightly over physician office activity during Q1 2014. However, our analysis showed a slight decrease in physician office activity in Q1 2015 compared to Q4 2014, which is consistent with the decrease from Q4 2013 to Q1 2014.
Non-GAAP Adjusted Gross Margin Discussion
Our Non-GAAP Adjusted Gross Margin was 62.7% for Q1 2015, up approximately 290 basis points from 59.8% in Q1 2014. One of our goals is to improve gross margin on a service-line basis each year. As previously discussed, the expansion of our newer service offerings, such as athenaCoordinator Enterprise and athenaClinicals Enterprise, is expected to serve as a headwind to total company margin expansion until these new services become more automated and scalable. Our fiscal year 2015 Non-GAAP Adjusted Gross Margin guidance range remains at 62.5% to 63.5%.
Balance Sheet and Cash Flow Highlights
As of March 31, 2015, we had cash and cash equivalents of $32.6 million and outstanding indebtedness of $265.0 million. Operating cash flow decreased by $1.1 million from net cash provided by operating activities of $14.1 million for the three months ended March 31, 2014, to net cash provided by operating activities of $12.9 million for the three months ended March 31, 2015.
Fiscal Year 2015 Outlook
We are reaffirming the fiscal year 2015 guidance we released in conjunction with our fourth quarter and full year 2014 earnings call on February 6, 2015. Our fiscal year 2015 guidance is summarized in the following table:

For the Fiscal Year Ending December 31, 2015
Forward-Looking Guidance
GAAP Total Revenue	$905 - $925 million
Non-GAAP Adjusted Gross Margin	62.5% - 63.5%
Non-GAAP Adjusted Operating Income	$75 - $85 million
Non-GAAP Adjusted Net Income per Diluted Share	$1.10 - $1.20
Non-GAAP Tax Rate	40%
Please refer to our press release dated February 5, 2015 for a reconciliation of these non-GAAP financial measures to comparable GAAP measures for fiscal year 2015 guidance.
Product Development Discussion
Product development at athenahealth is organized around our mission to be health care providers’ most trusted service, helping them do well doing the right thing. In order to fulfill this goal, we deliver services backed by cloud-based software, networked knowledge, and back-office work. We deliver cloud-based services for revenue cycle management and medical billing, electronic health records, patient engagement, care coordination, population health management, and clinical intelligence and decision support.

athenahealth-branded service offerings
The following suite of cloud-based services connects our clients to financial results, clinical outcomes, patients and the care continuum:
athenaCollector is our cloud-based medical billing and practice management service. It is the foundation of our service portfolio and entered general availability in 2000.
athenaClinicals is our cloud-based electronic health record (“EHR”) service. It entered general availability in 2006 and was made available as a stand-alone service in 2010.
athenaCommunicator is our cloud-based patient engagement and communication service. It entered general availability in 2010 and, at this time, requires adoption of athenaCollector or athenaOne.
athenaCommunicator Enterprise (formerly included in our athenaCoordinator Enterprise service) is our cloud-based population health management service. It entered general availability in 2012 upon the acquisition of Healthcare Data Services LLC in October 2012.
athenaCoordinator (formerly known as athenaCoordinator Core) is our cloud-based order transmission and care collaboration service for providers and facilities that receive and fulfill health care orders. It entered general availability in 2012.
athenaCoordinator Enterprise is our cloud-based patient access service that enables smooth transitions in care, with direct scheduling across the health care organization and secure text messaging for provider collaboration. We launched athenaCoordinator Enterprise in early 2014 and we are working with alpha clients to build out the complete service offering.

Connecting to financial results:
By combining three distinct but interconnected components - cloud-based software, networked knowledge, and back-office work - we empower our clients to achieve and sustain financial health while staying focused on quality patient care. Our business model, based on aligned incentives, is to focus our efforts on improving performance and reducing costs through more efficient operations. We do not get paid unless our clients get paid. Helping our clients manage the transition to ICD-10 and helping them preserve their cash flow after the October 1, 2015 compliance date are critical components to sustaining our clients’ financial health. We believe the burden and risk of managing the ICD-10 transition belongs to athenahealth, not our clients. The power of our cloud-based business model starts with our software being ICD-10 ready now and continues as we monitor payer readiness and conduct payer testing on behalf of the entire network, all of which will help our clients continue to get paid as quickly and efficiently as possible. We have deep expertise and a proven track record in handling industry transitions. Our commitment and confidence in helping our clients navigate through industry change without disruption to care or cash flow is further supported by our ICD-10 guarantee. Under this program, we guarantee that athenahealth will be ICD-10 compliant or we will waive our fees until the compliance standards are met or December 31, 2015, whichever is earlier. This guarantee applies to new athenaOne clients that are live on or before October 1, 2015 as well as to clients who upgrade to athenaOne by purchasing athenaClinicals and/or athenaCommunicator.

Connecting to clinical outcomes:
Our cloud-based platform provides a unique and powerful view into client performance across the network. This level of insight allows us to track our providers’ progress with Meaningful Use, make adjustments as needed, and get as many participating providers across the Meaningful Use finish line as possible. We have continued to demonstrate the strength of our software and service approach by delivering industry-leading Meaningful Use performance. In 2013, 95.4% of our participating athenaClinicals providers attested for Stage 1 of Meaningful Use, compared to 59% nationally. In 2014, 98.2% of participating athenaClinicals providers successfully attested for the even more challenging Stage 2 Meaningful Use measures. This performance further demonstrates the benefits and proven results of our cloud-based service model and our ability to deliver against our Meaningful Use guarantee program. The high success rate of our Meaningful Use Stage 2 guarantee has also led to the expansion of the program to include value-based reimbursement for the Physician Quality Reporting System (“PQRS”) and Medicare Shared Savings Program (“MSSP”). athenahealth’s new value-based guarantee programs are tying clients’ results to our own results for both PQRS and MSSP. We guarantee successful reporting of PQRS data and average or above quality performance for new clients using athenaOne and we will pay the penalties if the practice fails to adequately report and meet quality performance standards. We also guarantee that clients using athenaCommunicator Enterprise will receive MSSP shared savings payments. Under this guarantee, we are putting our athenaCommunicator Enterprise fee on the line as clients won’t pay for this service unless they receive MSSP shared savings payments, at which point they will pay athenahealth a percentage of their upside. This guarantee is just an extension of our inherent alignment with client success since their payment will directly align with the level of success we help them attain.
Connecting to patients:
We continue to make progress on important initiatives aimed at driving patient engagement, improving patient access, and closing care gaps. Our focus on increasing portal adoption provides our clients with an important electronic channel that improves communication with patients and drives patient engagement through our population health campaigns. As a result of our efforts, portal adoption increased from 10.7% in Q1 2014 to 26.3% this quarter. Portal adoption enables our clients to better leverage our population health campaigns to drive increased patient engagement and improved clinical outcomes. Today, we offer 16 pre-packaged population health campaigns that focus on adult preventive care (i.e., Medicare Annual Wellness visits), pediatric preventive care (i.e., Adolescent Well Care visits), disease-specific chronic care management (i.e., Diabetes), and at-risk populations (i.e., patients with high BMI). Our population health management campaigns leverage the integrated capabilities of athenaClinicals and athenaCommunicator, utilizing our evidence-based clinical guidelines, to perform automated outreach to patients in need of preventive or chronic care services. This program is further supported by our population health “nerve” center and our recently launched population health resource center. The nerve center focuses on identifying patients in need of care and coordinating the appropriate outreach to connect patients to that care. The resource center provides our clients with support materials and best practices concerning closing care gaps for patients, thus improving quality metrics. Our differentiated cloud-based services model provides unparalleled visibility into network performance and access to real-time data necessary to improve service delivery and client performance. These capabilities will help our clients succeed under both fee-for-service and value-based reimbursement systems.

Connecting to the care continuum:
Our vision from day one has been to build the national health information backbone. In order to achieve this vision, athenahealth needs to support the full continuum of care including convenient care, physician office, ancillary, hospital, post-acute care, long-term care and finally home care. We took our next major step along the continuum into the acute care market with the acquisition of RazorInsights and the purchase of webOMR. RazorInsights provides us with a multi-tenant, cloud-based technology platform and an immediate presence in the rural, critical access, and community hospital market. webOMR gives us the technology blueprint to build out athenaClinicals Enterprise for the larger and more complex health systems. The webOMR and RazorInsights combination brings us far more than just software, however. We now have a test bed of over 25 community hospitals with RazorInsights, a collaboration partner with Beth Israel Deaconess Medical Center, and an alpha development site at Beth Israel Deaconess Needham hospital. We plan to integrate RazorInsights into athenaNet, learn from the complexity of webOMR, and then build the necessary capabilities into athenaNet to serve the largest and most complex health systems in the country. We believe that the collaboration between athenahealth and Beth Israel Deaconess Medical Center, combined with the acquisition of RazorInsights, represents the single biggest step towards building a national health information backbone that spans the full care continuum.

In Q1 2015, we launched a powerful new feature in our athenaClinicals service to improve the quality of care by providers using athenaNet as well as many other health information technology platforms. We’re calling this patient-centered information exchange, and we’re rolling out these exciting new capabilities in conjunction with the CommonWell Health Alliance. Because of our cloud-based business model, we are the first member of the alliance to activate the CommonWell services nationwide. Initially, our clients will see the most value through access to their shared patients’ data in those patients’ charts in other athenahealth practices across all of athenaNet. However, during 2015, as more and more CommonWell members activate their clients on the network, our clients will be able to access and share their patient’s data across a larger variety of care settings beyond athenaClinicals users. While we could not be more excited about the benefits our CommonWell participation will offer, like most networks, the value will grow as more trading partners opt to join the network. We are excited about the ability for all providers on athenaNet to work as one around the patient, and we look forward to the increased value to athenaNet providers and all providers nationwide as the CommonWell network membership grows.

Epocrates-branded service offerings
Our Epocrates services center around a variety of clinical information and clinical decision support offerings and are available through health care professionals’ mobile devices. These services include: drug and disease information, medical calculator and tools, clinical guidelines, clinical messaging, virtual representative services, market research, and formulary hosting. The Epocrates network consists of over one million health care professionals, including approximately 50% of active U.S. physicians. athenahealth acquired Epocrates on March 12, 2013.
Following a strong Q4 2014, the Epocrates team delivered strong results again in Q1 2015. After stabilizing the sales organization and strengthening our relationship and value proposition with commercial sponsors in 2014, the team increased bookings substantially over Q1 2014. The health of the Epocrates subscriber base continues to stabilize and grow as evidenced by our subscriber bookings exceeding goal for the second quarter in a row. Epocrates is a solid sales channel for the core business and exceeded our athenahealth leads goals for Q1 2015. More importantly, Epocrates-branded services continue to capture the hearts and minds of health care providers as proven by the recent Net Promoter Score of 69 as rated by the active Epocrates network. Because of strong physician loyalty and the large number of physicians on the Epocrates network, we can look to the Epocrates channel to help expand our athenahealth-branded services. The Epocrates channel, one of our top 5 athenahealth lead sources, contributed approximately 16% of our total lead volume in Q1 2015. We will continue to strengthen the Epocrates brand by focusing our energy and investments on what we do best: helping heath care providers make more confident and efficient clinical decisions in the moments of care. By combining Epocrates and athenahealth EHR-based services, we offer powerful ways to engage providers through their personal mobile and health information technology platforms.
Business Development Update
More Disruption Please (“MDP”)
A key element of our strategic priorities is to open athenaNet and build an ecosystem of partners. Through our MDP program, we will ensure that all of athenaNet is open with application programming interfaces for new generations of innovators and entrepreneurs looking to disrupt the health care industry. Our MDP program consists of three major pillars: network, marketplace, and accelerator. The network is comprised of innovative thinkers, entrepreneurs, and startups with a shared mission to improve the state of health care. The marketplace features technology partners with capabilities that integrate with athenaNet, adding value to our overall service offerings and client experience. We are currently contracted with 35 partners to sell their technology and services to our client base and we have an additional 12 partners in beta testing. We have also signed 6 additional contracts with new MDP partners in the first quarter, expanding the number of partners and capabilities offered on our MDP Marketplace. As of March 31, 2015, 730 clients are live on at least one solution offered by these MDP Marketplace partners. The third and potentially most exciting component of the MDP program is the accelerator. The accelerator provides seed funding, free office space, and ongoing mentorship from our experts, advisors, and partners. We have invested in three participating portfolio companies (Smart Scheduling, RubiconMD, and CredSimple) since the launch of the accelerator program in 2014. Notably, Smart Scheduling joined the athenahealth MDP Marketplace in February 2015, making them the first ever Accelerator-to-Marketplace partner. We have also recently added a co-working component to our accelerator program in order to build an entrepreneurial health care technology community independent of our portfolio companies. We launched the co-working program in 2015 and we are already housing co-working companies in our Watertown and San Francisco offices. To learn more about our MDP program and partnership opportunities and to explore the athenahealth Marketplace, please visit www.athenahealth.com/disruption.

Recent acquisitions
On January 13, 2015, athenahealth acquired Razor Insights, LLC (“RazorInsights”), a leader in cloud-based electronic health record and financial solutions for rural, critical access, and community hospitals. On January 23, 2015, athenahealth signed an agreement to purchase webOMR, the web-based clinical applications and electronic health record platform developed by Beth Israel Deaconess Medical Center in Boston. Both acquisitions are expected to accelerate athenahealth’s ability to support the full spectrum of the hospital and health system market. We acquired RazorInsights for $40.2 million and we purchased webOMR from Beth Israel Deaconess Medical Center for $22.0 million.
Client Base Discussion
The total number of physicians who have gone live on athenaCollector, our core service offering, is the metric we currently use to define our client base and market share. However, as our client base expands outside the traditional ambulatory market, total active providers—or nodes on our network—will become a more appropriate metric used to define our client base and market share.
During Q1 2015, a record 84% of all new athenaCollector deals included athenaClinicals, well above 78% in Q1 2014. A record 81% of all new athenaCollector deals included athenaCommunicator and athenaClinicals. Additionally, 81% of all new athenaOne deals also included athenaCoordinator Core. The athenaOne rate of 81% in Q1 2015 compares to 75% in Q1 2014. Among “live” (i.e., implemented and active) athenaCollector clients, adoption of athenaClinicals and athenaCommunicator continues to grow and resulted in continued growth to our installed base across all of our service offerings.
athenahealth Service Offering Adoption

athenaCollector Clients
During Q1 2015, total active physicians on athenaCollector grew by 25% year-over-year, to 47,062. On a sequential basis, we added 1,639 net new active physicians on athenaCollector, versus 1,805 in Q1 2014. Our quarterly net new physician additions may vary widely due to the number and size of clients that go live in a particular quarter. Furthermore, our larger clients can be more complex and take longer to go live, particularly if our clients request a more phased implementation approach. Total active providers on athenaCollector grew by 22% year-over-year, to 64,648. On a sequential basis, we added 2,299 net new active providers on athenaCollector, versus 2,674 in Q1 2014.
athenaClinicals Clients
We continue to experience rapid growth in client adoption of athenaClinicals. Total active physicians live on athenaClinicals grew by 46% year-over-year, to 19,796. On a sequential basis, we added 985 net new active physicians on athenaClinicals, versus 1,133 in Q1 2014. This equates to an overall adoption rate of 42% of total athenaCollector physicians, up from 36% in Q1 2014. Total active providers on athenaClinicals grew by 43% year-over-year, to 26,166. On a sequential basis, we added 1,362 net new active providers on athenaClinicals, versus 1,538 in Q1 2014. We expect the athenaClinicals client base to increase over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
athenaCommunicator Clients
Our athenaCommunicator client base is also growing rapidly. Total active physicians live on athenaCommunicator grew by 40% year-over-year, to 33,578. On a sequential basis, we added 1,415 net new active physicians on athenaCommunicator, versus 2,514 in Q1 2014. This equates to an overall adoption rate of 71% of total athenaCollector physicians, up from 64% in Q1 2014. Total active providers on athenaCommunicator grew by 38% year-over-year, to 43,770. On a sequential basis, we added 1,993 net new providers on athenaCommunicator, versus 3,347 in Q1 2014. We expect the athenaCommunicator client base to increase over time due to cross-selling within our existing base and growth in the volume of athenaOne deals.
New Deals
On February 3, 2015, we announced that Beth Israel Deaconess Healthcare (“BIDHC”) has selected our suite of cloud-based services, athenaOne, across its network of 185 providers across 38 Massachusetts locations. BIDHC is expected to go live by means of a phased implementation.
On April 13, 2015, we announced that Trinity Health has selected our suite of cloud-based services, athenaOne, to advance clinical integration and people-centered care in the health system’s multi-state ambulatory network. Trinity Health will begin implementing athenaOne in some of its physician network offices as early as July 2015. These sites will also leverage athenaCoordinator to unite care teams whether they are employed by or affiliated with the health system.
On April 23, 2015, we announced that CareWell Urgent Care has selected our suite of cloud-based services, athenaOne, to integrate its growing network of urgent care practices. CareWell Urgent Care employs 49 health care providers in ten locations throughout Massachusetts and Rhode Island.
Client Implementations
Below are the publicly disclosed clients that went live or partially live during Q1 2015:

•	University of Toledo Physicians (~200 physicians, ~260 providers) went live on our full suite of services, athenaOne, in January 2015.

•
Ascension Health (over 4,000 providers) continued the phased rollout of athenaCollector, athenaCommunicator, and athenaCoordinator Analytics and brought two waves live in Q1 2015. One of these implementation waves included athenaClinicals.

Growth Discussion
The athenahealth marketing organization encompasses our growth and sales operations, event and partner marketing, inside sales agents (“ISAs”), advertising, corporate communications, and product marketing teams. This organization executes in-market investments in an effort to generate new business opportunities for athenahealth. The athenahealth sales organization includes all quota-carrying sales representatives, as well as our sales team leaders, channel sales team, and sales training and development organization.
We are all about growth at athenahealth. First quarter 2015 bookings performance was highlighted by the following: 1) closed our first acute care deals; 2) expanded our convenient care client base with the signing of CareWell Urgent Care; and 3) signed Trinity Health, one of the nation’s leading and largest health systems, onto our suite of athenaOne services.
As of March 31, 2015, we have a total of 150 quota-carrying sales representatives, up 13% from March 31, 2014. Our athenahealth-branded services sales force is currently divided into three groups: enterprise, which is dedicated to serving the largest managed care organizations, as well as those with high growth potential; group, which is dedicated to medical practices with seven to 150 physicians; and small group, which is dedicated to medical practices with one to six physicians.

Stock-Based Compensation Expense, Amortization of Purchased Intangible Assets, and Reconciliation of Non-GAAP Financial Measures
athenahealth, Inc.
STOCK-BASED COMPENSATION
(Unaudited, in thousands)

Set forth below is a breakout of stock-based compensation impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2015, and 2014:

	Three Months Ended March 31,
	2015	2014
Stock-based compensation charged to Condensed Consolidated Statements of Income:
Direct operating	$3,696	$2,596
Selling and marketing	4,952	3,024
Research and development	2,247	1,664
General and administrative	4,979	5,066
Total stock-based compensation expense	15,874	12,350
Amortization of capitalized stock-based compensation related to software development (1)	934	399
Total	$16,808	$12,749

(1)
In addition, for the three months ended March 31, 2015, and 2014, $1.9 million and $0.8 million, respectively, of stock-based compensation was capitalized in the line item Capitalized software costs, net in the Condensed Consolidated Balance Sheets for which $0.9 million and $0.4 million, respectively, of amortization was included in the line item Depreciation and amortization in the Condensed Consolidated Statements of Income.

athenahealth, Inc.
AMORTIZATION OF PURCHASED INTANGIBLE ASSETS
(Unaudited, in thousands)

Set forth below is a breakout of amortization of purchased intangible assets impacting the Condensed Consolidated Statements of Income for the three months ended March 31, 2015, and 2014:

	Three Months Ended March 31,
Amortization of purchased intangible assets allocated to:	2015	2014
Direct operating	$3,789	$3,939
Selling and marketing	2,284	3,151
Total amortization of purchased intangible assets	$6,073	$7,090

athenahealth, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO COMPARABLE GAAP MEASURES
(Unaudited, in thousands, except per share amounts)
The following is a reconciliation of the non-GAAP financial measures used by us to describe our financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures.”
While management believes that these non-GAAP financial measures provide useful supplemental information to investors regarding the underlying performance of our business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.
Please note that these figures may not sum exactly due to rounding.

Non-GAAP Adjusted Gross Margin
Set forth below is a presentation of our “Non-GAAP Adjusted Gross Profit” and “Non-GAAP Adjusted Gross Margin,” which represents Non-GAAP Adjusted Gross Profit as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2015	2014

Total revenue	$206,434	$163,035
Direct operating expense	84,557	72,148

Total revenue less direct operating expense	121,877	90,887
Add: Stock-based compensation allocated to direct operating expense	3,696	2,596
Add: Amortization of purchased intangible assets allocated to direct operating expense	3,789	3,939

Non-GAAP Adjusted Gross Profit	$129,362	$97,422

Non-GAAP Adjusted Gross Margin	62.7%	59.8%

Non-GAAP Adjusted EBITDA
Set forth below is a reconciliation of our “Non-GAAP Adjusted EBITDA” and “Non-GAAP Adjusted EBITDA Margin,” which represents Non-GAAP Adjusted EBITDA as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2015	2014

Total revenue	$206,434	$163,035

GAAP net loss	(8,832)	(8,055)
Add: Benefit from income taxes	(3,963)	(4,482)
Add: Total other expense	1,015	1,436
Add: Stock-based compensation expense	15,874	12,350
Add: Depreciation and amortization	20,352	14,249
Add: Amortization of purchased intangible assets	6,073	7,090
Add: Integration and transaction costs	964	—
Add: Lease termination costs	4,185	—

Non-GAAP Adjusted EBITDA	$35,668	$22,588

Non-GAAP Adjusted EBITDA Margin	17.3%	13.9%
Non-GAAP Adjusted Operating Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Operating Income” and “Non-GAAP Adjusted Operating Income Margin,” which represents Non-GAAP Adjusted Operating Income as a percentage of total revenue.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2015	2014

Total revenue	$206,434	$163,035

GAAP net loss	(8,832)	(8,055)
Add: Benefit from income taxes	(3,963)	(4,482)
Add: Total other expense	1,015	1,436
Add: Stock-based compensation expense	15,874	12,350
Add: Amortization of capitalized stock-based compensation related to software development	934	399
Add: Amortization of purchased intangible assets	6,073	7,090
Add: Integration and transaction costs	964	—
Add: Lease termination costs	4,185	—

Non-GAAP Adjusted Operating Income	$16,250	$8,738

Non-GAAP Adjusted Operating Income Margin	7.9%	5.4%

Non-GAAP Adjusted Net Income
Set forth below is a reconciliation of our “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share.”

(unaudited, in thousands)	Three Months Ended
	March 31,
	2015	2014

GAAP net loss	$(8,832)	$(8,055)
Add: Stock-based compensation expense	15,874	12,350
Add: Amortization of capitalized stock-based compensation related to software development	934	399
Add: Amortization of purchased intangible assets	6,073	7,090
Add: Integration and transaction costs	964	—
Add: Lease termination costs	4,185	—

Sub-total of tax deductible items	28,030	19,839

Less: Tax impact of tax deductible items (1)	(11,212)	(7,936)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	1,155	533

Non-GAAP Adjusted Net Income	$9,141	$4,381

Weighted average shares - diluted	38,278	37,484

Non-GAAP Adjusted Net Income per Diluted Share	$0.24	$0.12

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net loss at a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

(unaudited, in thousands)	Three Months Ended
	March 31,
	2015	2014

GAAP net loss per share - diluted	$(0.23)	$(0.21)
Add: Stock-based compensation expense	0.41	0.33
Add: Amortization of capitalized stock-based compensation related to software development	0.02	0.01
Add: Amortization of purchased intangible assets	0.16	0.19
Add: Integration and transaction costs	0.03	—
Add: Lease termination costs	0.11	—

Sub-total of tax deductible items	0.73	0.53

Less: Tax impact of tax deductible items (1)	(0.29)	(0.21)
Add: Tax impact resulting from applying non-GAAP tax rate (2)	0.03	0.01

Non-GAAP Adjusted Net Income per Diluted Share	$0.24	$0.12

Weighted average shares - diluted	38,278	37,484

(1)	Tax impact calculated using a statutory tax rate of 40%.

(2)
Represents adjusting the GAAP net loss at a non-GAAP tax rate of 40%. We used a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with accounting principles generally accepted in the United States of America, or GAAP. However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of athenahealth and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.
Management defines “Non-GAAP Adjusted Gross Profit” as total revenue, less direct operating expense, plus (1) stock-based compensation expense allocated to direct operating expense and (2) amortization of purchased intangible assets allocated to direct operating expense, and “Non-GAAP Adjusted Gross Margin” as Non-GAAP Adjusted Gross Profit as a percentage of total revenue. Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends. Moreover, management believes that these measures enable investors and financial analysts to closely monitor and understand changes in our ability to generate income from ongoing business operations.
Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP net loss before benefit from income taxes, total other (income) expense, stock-based compensation expense, depreciation and amortization, amortization of purchased intangible assets, integration and transaction costs, and lease termination costs and “Non-GAAP Adjusted EBITDA Margin” as Non-GAAP Adjusted EBITDA as a percentage of total revenue. Management defines “Non-GAAP Adjusted Operating Income” as the sum of GAAP net loss before benefit from income taxes, total other (income) expense, stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration and transaction costs, and lease termination costs and “Non-GAAP Adjusted Operating Income Margin” as Non-GAAP Adjusted Operating Income as a percentage of total revenue. Management defines “Non-GAAP Adjusted Net Income” as the sum of GAAP net loss before stock-based compensation expense, amortization of capitalized stock-based compensation related to software development, amortization of purchased intangible assets, integration and transaction costs, and lease termination costs and any tax impact related to these preceding items, and an adjustment to the tax provision for the non-GAAP tax rate and “Non-GAAP Adjusted Net Income per Diluted Share” as Non-GAAP Adjusted Net Income divided by weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance.

Management excludes or adjusts each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•
Stock-based compensation expense and amortization of capitalized stock-based compensation related to software development — excluded because these are non-cash expenditures that management does not consider part of ongoing operating results when assessing the performance of our business, and also because the total amount of the expenditure is partially outside of our control because it is based on factors such as stock price, volatility, and interest rates, which may be unrelated to our performance during the period in which the expenses are incurred.

•
Amortization of purchased intangible assets — purchased intangible assets are amortized over their estimated useful lives and generally cannot be changed or influenced by management after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Integration and transaction costs — integration costs are the severance payments and retention bonuses for certain employees relating to the RazorInsights acquisition. Transaction costs are non-recurring costs related to specific transactions. Accordingly, management believes that such expenses do not have a direct correlation to future business operations, and therefore, these costs are not considered by management in making operating decisions. Management does not believe such charges accurately reflect the performance of our ongoing operations for the period in which such charges are incurred.

•
Lease termination costs — represents costs to terminate certain lease agreements. Management does not believe such costs accurately reflect the performance of our ongoing operations for the period in which such costs are incurred.

•
Non-GAAP tax rate — We use a non-GAAP tax rate of 40% to normalize the tax impact to our Non-GAAP Adjusted Net Income per Diluted Share based on the fact that a relatively small change in pre-tax GAAP income (loss) in any one period could result in a volatile GAAP effective tax rate.

Supplemental Metrics and Definitions

	Fiscal Year 2014				Fiscal Year 2015

	Q1	Q2	Q3	Q4	Q1
Client Base
Total Physicians on athenaCollector	37,663	39,686	43,106	45,423	47,062
Total Providers on athenaCollector	52,886	55,425	59,415	62,349	64,648
Total Physicians on athenaClinicals	13,521	14,672	17,458	18,811	19,796
Total Providers on athenaClinicals	18,343	19,733	23,053	24,804	26,166
Total Physicians on athenaCommunicator	24,030	25,837	29,683	32,163	33,578
Total Providers on athenaCommunicator	31,707	33,976	38,699	41,777	43,770

Client Performance
Net Promoter Score	44.7	41.2	47.5	42.0	42.3
Client Days in Accounts Receivable (“DAR”)	41.1	39.0	39.2	38.8	41.2
First Pass Resolution (“FPR”) Rate	93.5%	93.7%	93.7%	94.3%	93.7%
Electronic Remittance Advice (“ERA”) Rate	82.3%	82.6%	82.8%	84.6%	83.2%
Total Claims Submitted	25,785,710	28,177,665	29,169,062	32,864,269	32,809,734
Total Client Collections ($)	3,172,115,234	3,679,375,661	3,843,394,756	4,263,271,914	4,110,989,781
Total Working Days	61	64	64	62	61

Employees
Direct	1,573	1,633	1,698	1,797	1,914
Selling & Marketing	509	556	569	582	602
Research & Development	717	812	918	952	1,010
General & Administrative	289	311	340	345	351
Total Employees	3,088	3,312	3,525	3,677	3,877

Quota Carrying Sales Force
Total Quota Carrying Sales Representatives	133	140	142	153	150

Supplemental Metrics Definitions

Client Base
Total Physicians on athenaCollector
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of physicians include Medical Doctors (“MDs”) and Doctors of Osteopathic Medicine (“DOs”).

Total Providers on athenaCollector
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform. Examples of non-physician providers are Nurse Practitioners (“NPs”) and Registered Nurses (“RNs”).

Total Physicians on athenaClinicals	The number of physicians that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.
Total Providers on athenaClinicals
The number of providers, including physicians, that have rendered a service through the athenaClinicals platform which generated a medical claim that was billed during the last 91 days on the athenaCollector platform.

Total Physicians on athenaCommunicator
The number of physicians that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Total Providers on athenaCommunicator
The number of providers, including physicians, that have rendered a service which generated a medical claim that was billed during the last 91 days on the athenaCollector platform and whose practice is actively using athenaCommunicator.

Client Performance
Net Promoter Score
 The percentage of clients who chose 9 or 10 ( defined as promoters) less the percentage of clients who chose 0 through 6 ( defined as detractors) on a scale of 1 to 10 when asked if they would recommend athenahealth to a trusted friend or colleague. These responses are generated from a "client listening" survey that the Company conducts for its client base twice per year.

Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

First Pass Resolution (“FPR”) Rate
Approximates the percentage of primary claims that are favorably adjudicated and closed after a single submission during the period. Currently, the FPR rate is calculated on a monthly basis, and certain practices are excluded (e.g. those that have been live for less than 90 days).

Electronic Remittance Advice (“ERA”) Rate
Remittance refers to the information about payments (a/k/a explanations of benefits) received from insurance companies during the period. The ERA rate reflects the percentage of total charges that were posted using electronic remittance.

Total Claims Submitted	The number of claims billed through athenaNet during the period.
Total Client Collections	The dollar value of collections posted on behalf of clients during the period.
Total Working Days	The total number of days during the quarter minus weekends and U.S. Post Office holidays.

Employees
Direct
The total number of full time equivalent individuals (“FTEs”) employed by athenahealth to support its service operations as of quarter end. This team includes production systems, enrollment services, paper claim submission, claim resolution, clinical operations, professional services, account management, and client services.

Selling & Marketing
The total number of FTEs employed by athenahealth to support its sales and marketing efforts as of quarter end. This team includes sales representatives, business development staff and the marketing team.

Research & Development	The total number of FTEs employed by athenahealth to support its research and development efforts as of quarter end. This team includes product development and product management.
General & Administrative
The total number of FTEs employed by athenahealth to support its general and administrative functions as of quarter end. This team includes finance, human resources, compliance, learning and development, internal audit, corporate technology, recruiting, facilities, and legal.

Total Employees	The total number of FTEs employed by athenahealth as of quarter end. This number excludes interns and seasonal employees.
Total Quota Carrying Sales Representatives	The total number of athenahealth-branded services sales representatives who carry quota for net new annual recurring revenue as of quarter end.

Corporate Scorecard Metrics Definitions

Stability
Voluntary Turnover	A quarterly average of the number of voluntary terminations divided by starting headcount. Voluntary turnover excludes employees on action plans or employees on counseling out plans.
Employee Engagement	Quarterly engagement survey results for employees.

Performance
Client Days in Accounts Receivable (“DAR”)
The average number of days that it takes outstanding balances on claims to be resolved, e.g. paid, for clients on athenaCollector. Clients that have been live less than 90 days are excluded, as well as clients who are terminating services.

Closed-Loop Order Rate
The percent of orders that are tied within 90 days of order submission(Non-Rx) and the percent of Rx orders with notification that the prescription was received by the patient based on claim history or refill requests (Rx).

Satisfaction
Net Promoter Score
Survey respondents from athenaOne survey (sample includes all clients live, surveyed on a bi-annual basis) are categorized as detractors (0-6 score for "likelihood to recommend"), passives (7-8), and promoters (9-10). The Net Promoter Score is calculated by subtracting the % of detractors from the % of promoters.

Financial
Bookings	The annualized value of deals sold.
Total Revenue	Total consolidated revenue.
Non-GAAP Adjusted Operating Income	Total non-GAAP adjusted operating income.